Exhibit  10.1          Compensation  Plan


                             LEGAL SERVICE AGREEMENT

James W. Christian agrees to provide legal services to HYPERDYNAMICS CORPORATION (the Company), as specified in this written Agreement (the "Agreement"), subject to the following terms and conditions.

                              TERMS AND CONDITIONS

1.  SERVICES  TO  BE  PROVIDED

James W. Christian agrees to provide legal services to HYPERDYNAMICS CORPORATION (a Delaware Corporation), in matters related to the lawsuit(s) against Southridge, et al.

2.  COMPENSATION

(A) Company shall pay to James W. Christian a total of 1,015,000 shares (the "Shares") under this Agreement. Company agrees to register the Shares through an S-8 Registration Statement within 45 days of its execution. Within three (3) days after the effectiveness of the S-8 Registration Statement, Company shall convey to James W. Christian certificates representing 115,000 shares of the common stock of Company. Upon execution of an agreement with John M. O'Quinn & Associates, L.L.P., d/b/a O'Quinn & Laminack, but in no event prior to the effective date of the S-8 Registration Statement, the Company will deliver the remaining 900,000 Shares to James W. Christian. All Shares will be subject to the "Lock up/Leak out" provision set out in 2(E) below. If Company settles the lawsuit before October 17, 2001, then James W. Christian will refund up to 900,000 Shares after payment of all costs and expenses, which may include, but not be limited to, legal fees, litigation support services, long-distance, document production, databases, clerks, research, travel, depositions, and other expenses related to the litigation.

(B) The Company acknowledges that James W. Christian may use the compensation or proceeds from the sale of the shares to pay for expenses and persons that he wants to contract with in connection with the prosecution of the lawsuit and for litigation support. The compensation set forth in this written Agreement is non-refundable except as provided for in section 2(A).

(C) Company agrees to pay any sales, use, excise, or similar taxes that may be imposed by federal, state, or local governments with respect to the services provided by anyone referenced above.

(D) If compensation due under this Agreement as agreed by Company, are not received, interest at the lawful rate on all amounts due but unpaid will be added to the balance due to James W. Christian and all Lock Up/Leak Out provisions are null and void.

(E)  Lock  Up/Leak  Out  Provision.

     Under this written Agreement, James W. Christian agrees that he and/or his assigns will not sell more than a maximum of one thousand five hundred (1,500) shares of Company stock, in the aggregate with respect to the Shares described above, per day (defined as Company common stock traded on the OTC/BB with symbol HYPD) into the open market.

     As soon as the S-8 registered shares are issued by the Company, the Shares will be delivered directly to a brokerage firm or escrow agent agreed upon by the parties, and no reasonable request will be denied. The brokerage firm's account manager (Broker) will be given written instruction and acknowledge to


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the  Company  this provision and receipt of the Shares agreeing not to sell more than 1,500 shares per trading day (a day in which the OTC/BB market is open) in aggregate with respect to the Shares. The brokerage firm's account manager shall provide duplicate confirmation and account transaction statements to the Company upon request. Company will be responsible for any costs related to its receipt of duplicate confirmation and duplicate account transaction statements. Upon written request by the Company, the brokerage firm will render a full accounting of the trading history for the 1,015,000 Shares to document compliance with this provision. If there is a charge for this service, the Company will pay same.

     The Company may approve in writing a block sale transaction of the Shares under this Lock Up/Leak Out provision at its sole discretion. Such sales must be approved by the president of the Company in writing as evidence of approval of such sale, and no reasonable request will be denied.

     James W. Christian may assign his position to a third party under the same Lock Up/Leak Out provision without approval of the Company provided this Lock Up\Leak Out Provision is acknowledged in writing by Assignee and provided that it is assured that only 1,500 of the shares in the aggregate, with respect to the Shares described above, are sold daily.


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IN  WITNESS  WHEREOF,  the parties have executed this Agreement effective August
16,  2001.

HYPERDYNAMICS  CORPORATION


By:____________________________
/s/  Kent  Watts
Printed  Name:  Kent  Watts
Title:  President  &  CEO
Date  Effective:  August  16,  2001



By  ___________________________
/s/  James  W.  Christian,  Esq.
Date  Effective:  August  16,  2001


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